Exhibit 99.(i)(5)

October 19, 2021

Pacific Select Fund

700 Newport Center Drive

P.O. Box 7500

Newport Beach, CA 92660

Re: International Growth Portfolio and ESG Diversified Growth Portfolio

Dear Ladies and Gentlemen:

We have acted as counsel for Pacific Select Fund, a Delaware statutory trust (the “Trust”), and its separate series, International Growth Portfolio and ESG Diversified Growth Portfolio (the “Funds”), in connection with Post-Effective Amendment No. 157 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) to be filed under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission, relating to the proposed issuance by the Trust of Class I and Class P shares of beneficial interest of the International Growth Portfolio and Class I and Class P shares of beneficial interest of the ESG Diversified Growth Portfolio, without par value (the “Shares”). This opinion letter is being furnished to the Trust in accordance with Item 28 of Form N-1A and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

We have examined and relied upon originals, copies or electronic mail transmissions of, among other things, the following: the Amendment; the Certificate of Trust of the Trust as filed with the Secretary of State of the State of Delaware; the Agreement and Declaration of Trust of the Trust dated as of June 16, 2021; and the By-Laws of the Trust dated March 27, 2019. We have also examined such documents and questions of law as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Funds on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

Based upon the foregoing, we are of the opinion that the Shares registered under the Securities Act, when issued and sold in accordance with the terms of the purchase described in the Amendment, will be legally and validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Amendment unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

We are members of the Bar of the State of California and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of California. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very Truly Yours,

By:  /s/ Audrey L. Cheng

Audrey L. Cheng

Assistant Vice President and Counsel

Pacific Life Insurance Company